Exhibit 99.2
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Elects Directors and Declares Dividends

Clinton, Connecticut, May 17, 2010 – Shareholders of Connecticut Water Service, Inc. (NASDAQ GS:CTWS) elected a slate of three directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2010, at the Company’s Annual Meeting of Shareholders held on May 14, 2010 in Groton, Connecticut.
Reelected to the nine member board were Heather Hunt, an attorney, Executive Director of the New England States’ Committee on Electricity and a former commissioner on public utility commissions in two states; Arthur C. Reeds, a retired Chief Investment Officer at Cigna Corporation and a former CEO and Director of the Conning Corporation; and Eric W. Thornburg, President and CEO of the Company.
Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our Board has broad experience in regulatory, financial and executive management. Our shared philosophy is to build shareholder value by satisfying customers and communities by providing high-quality water and world class customer service, rewarding employees who achieve high performance, and growing the Company through prudent acquisitions.”
The Board of Directors declared a quarterly cash dividend of $ 0.2275 per common share payable on June 15, 2010, for shareholders of record as of June 1, 2010. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.91 per share. As of May 14, 2010, the dividend yield on the Company’s common stock was 4%. Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction, and has increased dividend payments for each of the last 40 years. The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site (http://www.ctwater.com/dividendreinvestment.htm) or upon request.
The Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on July 15, 2010, for shareholders of record as of July 1, 2010, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares payable on August 2, 2010, for shareholders of record as of July 19, 2010.
The President/CEO and the Vice President/CFO’s presentation at the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s Web site, www.ctwater.com on the “Annual Report & Annual Meeting” page of the Investor Information section.

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Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 ext. 3016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.